EXHIBIT 99.1
                                                            FOR IMMEDIATE RELEASE
                                           FOR FURTHER INFORMATION:
Vicon Industries: Joan Wolf: 631/650-6201
                                                                       BlissPR: John Bliss: 212/840-1661

 VICON INDUSTRIES:  U.S. PATENT OFFICE BOARD OF PATENT APPEALS
 AND INTERFERENCES ISSUES DECISION

HAUPPAUGE, NY,  August 16, 2010 – Vicon Industries, Inc. (NYSE: AMEX-VII)

In May of 2003, Vicon, among others, was sued for patent infringement by Lectrolarm Custom Systems, Inc. (Lectrolarm).  In January of 2005, the Company petitioned the U.S. Patent and Trademark Office (USPTO) to reexamine Lectrolarm’s patent believing that the five claims asserted by Lectrolarm against Vicon were invalid.

On February 23, 2007, the USPTO Examiner issued a Final Rejection of the asserted claims in Lectrolarm’s patent, finding the claims invalid over the prior art cited by the Company.  Lectrolarm appealed the USPTO Examiner’s decision to the USPTO Board of Patent Appeals and Interferences (BPAI). In a decision dated August 16, 2010, the BPAI affirmed the USPTO Examiner’s finding of invalidity of two of the claims and reversed the USPTO Examiner’s finding of invalidity of the other three asserted claims.  The BPAI decision in part confirms the Company’s position on invalidity of the asserted claims. The Company also continues to have substantial non-infringement defenses. Ken Darby, CEO of Vicon, said the Company’s attorneys are continuing to study the BPAI’s decision.

Vicon Industries, Inc. designs, engineers, assembles, and markets a wide range of video and access control systems and system components used for security, surveillance, safety, communication and process control purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties.  Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties.  Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.